Exhibit 107

CALCULATION OF FILING FEE TABLE

Form S-3
(Form Type)

Westinghouse Air Brake Technologies Corporation
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered

The prospectus supplement to which this Exhibit is attached is a final prospectus for the related offering. The maximum aggregate amount of this offering is $500,000,000

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Non-Convertible Debt	5.611% Senior Notes due 2034	457(r)	$500,000,000	100.000%	$500,000,000	0.00014760	$73,800
—	Other	Guarantees of subsidiary guarantors(1)	457(n)	—	—	—	—	—(1)
TOTAL	—	—	—	$500,000,000	—	$500,000,000	0.00014760	$73,800

(1)
The notes issued by Westinghouse Air Brake Technologies Corporation (the “Company”) will be fully and unconditionally guaranteed, jointly and severally, on an unsecured basis by each of the Company’s current and future subsidiaries that guarantee indebtedness under the Company’s credit agreements or any other debt of the Company or any other guarantor. Pursuant to Rule 457(n) under the Securities Act of 1933, as amended, no separate filing fee is required for the guarantees.